Exhibit 10.1

AMENDMENT TO BUSINESS RELATIONS AGREEMENT

THIS AMENDMENT TO BUSINESS RELATIONS AGREEMENT, dated as of June 17, 2009 by and between American Biltrite Inc., a Delaware corporation (“ABI”) and Congoleum Corporation, a Delaware corporation (“Congoleum”);

WITNESSETH:

THAT WHEREAS, ABI and Congoleum are parties to a Business Relations Agreement, dated as of March 11, 1993 (the “Business Relations Agreement”), as amended August 9, 1997, and as renewed annually through March 11, 2008, and as amended March 11, 2008 and September 23, 2008, pursuant to which Congoleum granted to ABI the exclusive right and license (except as to Congoleum itself) to distribute Congoleum’s vinyl, vinyl composition and other floor tile in Canada, subject to certain terms and conditions set forth in the Business Relations Agreement, as amended;

NOW, THEREFORE, in consideration of the agreement set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Extension of Term.  The term of the Business Relations Agreement is renewed until the earlier of (a) the effective date of a plan of reorganization for Congoleum Corporation, et al., following a final order of confirmation, or (b) March 31, 2010.

2.	Ratification. Each of ABI and Congoleum hereby ratifies and confirms all of the terms and provisions of the Business Relations Agreement, as amended hereby.

3.
Counterparts.  This Amendment to Business Relations Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall collectively constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment to Business Relations Agreement as of the date first above written.

AMERICAN BILTRITE INC.

By:

/s/ Richard G. Marcus
Name: Richard G. Marcus Title: President

CONGOLEUM CORPORATION

By:

/s/ Roger S. Marcus
Name: Roger S. Marcus Title: Chief Executive Officer